Exhibit 99.1 Contacts: Kevin Murphy 585-218-4210

PRO-FAC ANNOUNCES THIRD FISCAL QUARTER 2009 RESULTS

Fairport, N.Y., May 8, 2009…Pro-Fac Cooperative, Inc. (“Pro-Fac” or the “Cooperative”) (Nasdaq-CM: PFACP), an agricultural cooperative, filed its Report on Form 10-Q for the fiscal quarter ended March 28, 2009 today with the Securities and Exchange Commission. The Form 10-Q among other things includes Pro-Fac’s financial results for the third quarter of fiscal year 2009.

For the fiscal quarter ended March 28, 2009, Pro-Fac had a net loss of $0.5 million. The loss for the quarter ended March 28, 2009, resulted primarily from normal operating expenses of approximately $0.6 million, net of margin and investment income earned totaling $0.1 million.

ABOUT PRO-FAC:

Pro-Fac Cooperative is an agricultural cooperative that markets crops grown by its member-growers, including fruits (cherries, apples, blueberries, and peaches), vegetables (snap beans, dry beans, beets, peas, sweet corn, carrots, cabbage, squash, asparagus and potatoes) and popcorn. Only growers of crops marketed through Pro-Fac (or associations of such growers) can become members of Pro-Fac. Pro-Fac’s Class A cumulative preferred stock is listed on The Nasdaq Capital Market under the stock symbol, “PFACP”. More information about Pro-Fac can be found on its web site at http://profaccoop.com/.